EXHIBIT 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR

FIRST QUARTER 2017

SAN DIEGO, CALIFORNIA, April 25, 2017....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the first quarter ended March 31, 2017.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended March 31, 2017:

•                 Net income per share was $0.27

•                 AFFO per share increased 8.6% to $0.76, compared to the quarter ended March 31, 2016

•                 Invested $371 million in 60 new properties and properties under development or expansion

•                 Increased the monthly dividend in March for the 91st time and for the 78th consecutive quarter

•                 Dividends paid per common share increased 6.1%, compared to the quarter ended March 31, 2016

•                 Issued $700 million of senior unsecured notes, of which $300 million is due 2047 and $400 million is due 2026

•                 Raised $792 million from the sale of common stock

CEO Comments

“We are pleased with the solid performance of our business as AFFO per share grew by nearly 9% in the first quarter,” said John P. Case, Realty Income’s Chief Executive Officer. “During the quarter, we completed $371 million in high-quality acquisitions at attractive investment spreads to our cost of capital. Our portfolio continues to be healthy as occupancy remained at 98.3% while we recaptured approximately 104% of expiring rent on properties re-leased to existing or new tenants.”

“We remain committed to maintaining a high-quality balance sheet as we raised approximately $1.5 billion in well-priced permanent and long-term capital during the quarter. Common equity now represents approximately three-quarters of our capital base. We continue to have outstanding financial flexibility to grow our business with ample liquidity on our $2.0 billion line of credit and the lowest cost of capital in the net lease industry.”

Financial Results

Revenue

Revenue for the quarter ended March 31, 2017 increased 11.6% to $298.0 million, as compared to $267.1 million for the same quarter in 2016.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended March 31, 2017 was $71.6 million, as compared to $63.5 million for the same quarter in 2016. Net income per share for the quarter ended March 31, 2017 was $0.27, as compared to $0.25 for the same quarter in 2016.

Net income and funds from operations available to common stockholders for the quarter ended March 31, 2017 were impacted by a $13.4 million non-cash redemption charge on the Class F preferred shares that were redeemed in April 2017, which represents $0.05 per share. This charge is based on the excess of redemption value over the carrying value of the Class F preferred stock that represents the original issuance cost that was paid in 2012.

Net income and funds from operations available to common stockholders for the quarter ended March 31, 2017 were impacted by a non-cash gain of $1.3 million, or $0.005 per share, resulting from fair value adjustments on our interest rate swaps. Each quarter we adjust the carrying value of our interest rate swaps to fair value. The changes in the fair value of our interest rate swaps are recorded to interest expense.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended March 31, 2017 increased 9.7% to $187.2 million, as compared to $170.6 million for the same quarter in 2016. FFO per share for the quarter ended March 31, 2017 increased 4.4% to $0.71, as compared to $0.68 for the same quarter in 2016.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended March 31, 2017 increased 14.4% to $201.3 million, as compared to $175.9 million for the same quarter in 2016. AFFO per share for the quarter ended March 31, 2017 increased 8.6% to $0.76, as compared to $0.70 for the same quarter in 2016.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven of this press release.

Dividend Increases

In March 2017, Realty Income announced the 78th consecutive quarterly dividend increase, which is the 91st increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of March 31, 2017 was $2.532 per share. The amount of monthly dividends paid per share increased 6.1% to $0.624 in the first quarter of 2017 from $0.588 in the first quarter of 2016.

Real Estate Portfolio Update

As of March 31, 2017, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,980 properties located in 49 states and Puerto Rico, leased to 250 different commercial tenants doing business in 47 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.7 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of March 31, 2017, portfolio occupancy was 98.3% with 83 properties available for lease out of a total of 4,980 properties in the portfolio, as compared to 98.3% as of December 31, 2016, and 97.8% as of March 31, 2016. Economic occupancy, or occupancy as measured by rental revenue, was 99.0% as of March 31, 2017, as compared to 98.9% as of December 31, 2016, and 98.8% as of March 31, 2016.

Since December 31, 2016, when the company reported 84 properties available for lease, the company had 60 lease expirations, re-leased 49 properties and sold 12 vacant properties during the quarter ended March 31, 2017.  Of the 49 properties re-leased during the first quarter of 2017, 46 properties were re-leased to the same tenants and three were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $8,007,000, as compared to the previous annual rent of $7,731,000 on the same properties, representing a rent recapture rate of 103.6% on the properties re-leased during the quarter ended March 31, 2017.

Rent Increases

During the quarter ended March 31, 2017, same store rents on 4,322 properties under lease increased 1.6% to $250.2 million, as compared to $246.2 million for the same quarter in 2016.

Investments in Real Estate

During the quarter ended March 31, 2017, Realty Income invested $370.7 million in 60 new properties and properties under development or expansion, located in 18 states. These properties are 100% leased with a weighted average lease term of approximately 16.4 years and an initial average cash lease yield of 6.1%. The tenants occupying the new properties operate in 13 industries, and the property types are 98.7% retail and 1.3% industrial, based on rental revenue.

Approximately 68% of the rental revenue generated from acquisitions during the first quarter of 2017 is from investment grade rated tenants.

Property Dispositions

During the quarter ended March 31, 2017, Realty Income sold 14 properties for $31.2 million, with a gain on sales of $10.5 million, as compared to 11 properties sold for $11.0 million, with a gain on sales of $2.3 million, during the same quarter in 2016.

Liquidity and Capital Markets

Capital Raising

In March 2017, Realty Income issued $300 million of senior unsecured notes due 2047 and $400 million of senior unsecured notes due 2026. The public offering price for the 2047 notes was 99.97% of the principal amount for an effective yield to maturity of 4.65%. The public offering price for the 2026 notes was 102.98% of the principal amount for an effective yield to maturity of 3.75%. The 2026 notes constituted a further issuance of, and formed a single series with, the $250 million aggregate principal amount of senior notes due 2026, issued in September 2014.

During the quarter ended March 31, 2017, Realty Income raised $791.7 million from the sale of common stock at a weighted average price of $61.77 per share.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. The credit facility also has a $1.0 billion expansion feature. As of March 31, 2017, Realty Income had no outstanding balance on its revolving credit facility.

Redemption of Preferred Stock

In April 2017, Realty Income redeemed all 16,350,000 outstanding shares of the company’s 6.625% Monthly Income Class F Preferred stock for $25 per share, plus accrued dividends. The issuance of the redemption notice prior to the end of the quarter required us to reclassify $408.8 million of preferred stock from stockholders’ equity to liabilities on our consolidated balance sheet at March 31, 2017.

2017 Earnings Guidance

We estimate FFO per share for 2017 of $3.00 to $3.06, an increase of 4.2% to 6.3%, respectively, over 2016 FFO per share of $2.88. FFO per share for 2017 is based on a net income per share range of $1.19 to $1.25, plus estimated real estate depreciation and impairments of $1.90 per share, and reduced by potential estimated gains on sales of investment properties of $0.09 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2017 of $3.00 to $3.06, an increase of 4.2% to 6.3%, respectively, over 2016 AFFO per share of $2.88. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on April 26, 2017 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 287-5516. When prompted, provide the access code: 5409223.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 5409223. The telephone replay will be available through May 10, 2017. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.  A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through May 10, 2017. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the first quarter of 2017 operating results are available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 4,900 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 562 consecutive common stock monthly dividends throughout its 48-year operating history and increased the dividend 91 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months
	Ended 3/31/17	Ended 3/31/16
REVENUE
Rental	$285,821	$256,801
Tenant reimbursements	11,229	9,105
Other	975	1,210

Total revenue	298,025	267,116

EXPENSES
Depreciation and amortization	121,097	107,933
Interest	59,305	60,678
General and administrative	13,565	12,318
Property (including reimbursable)	19,075	15,105
Income taxes	1,047	964
Provisions for impairment	5,433	1,923

Total expenses	219,522	198,921

Gain on sales of real estate	10,532	2,289

Net income	89,035	70,484

Net income attributable to noncontrolling interests	(165)	(241)

Net income attributable to the Company	88,870	70,243
Preferred stock dividends	(3,911)	(6,770)
Excess of redemption value over carrying value of preferred shares redeemed	(13,373)	-

Net income available to common stockholders	$71,586	$63,473

Funds from operations available to common stockholders (FFO)	$187,213	$170,629
Adjusted funds from operations available to common stockholders (AFFO)	$201,336	$175,918

Per share information for common stockholders:
Net income, basic and diluted	$0.27	$0.25

FFO, basic and diluted	$0.71	$0.68

AFFO, basic and diluted	$0.76	$0.70

Cash dividends paid per common share	$0.624	$0.588

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months
	Ended 3/31/17	Ended 3/31/16
Net income available to common stockholders	$71,586	$63,473
Depreciation and amortization	121,097	107,933
Depreciation of furniture, fixtures and equipment	(157)	(193)
Provisions for impairment	5,433	1,923
Gain on sales of real estate	(10,532)	(2,289)
FFO adjustments allocable to noncontrolling interests	(214)	(218)
FFO available to common stockholders	$187,213	$170,629
FFO allocable to dilutive noncontrolling interests	220	-
Diluted FFO (1)	$187,433	$170,629

FFO per common share, basic and diluted	$0.71	$0.68

Distributions paid to common stockholders	$162,506	$147,345

FFO available to common stockholders in excess of distributions paid to common stockholders	$24,707	$23,284

Weighted average number of common shares used for FFO:
Basic	263,340,491	250,173,815
Diluted	263,934,304	250,381,001

(1)      Diluted FFO for the quarter ended March 31, 2017 includes FFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months
	Ended 3/31/17	Ended 3/31/16
Net income available to common stockholders	$71,586	$63,473
Cumulative adjustments to calculate FFO (1)	115,627	107,156
FFO available to common stockholders	187,213	170,629
Excess of redemption value over carrying value of Class F preferred share redemption	13,373	-
Amortization of share-based compensation	2,753	2,605
Amortization of deferred financing costs (2)	1,487	1,299
Amortization of net mortgage premiums	(630)	(1,101)
(Gain) loss on interest rate swaps	(1,330)	5,778
Leasing costs and commissions	(410)	(191)
Recurring capital expenditures	(341)	(72)
Straight-line rent	(3,283)	(5,151)
Amortization of above and below-market leases	2,432	2,052
Other adjustments (3)	72	70
AFFO available to common stockholders	$201,336	$175,918
AFFO allocable to dilutive noncontrolling interests	294	-
Diluted AFFO (4)	$201,630	$175,918

AFFO per common share, basic and diluted	$0.76	$0.70

Distributions paid to common stockholders	$162,506	$147,345

AFFO available to common stockholders in excess of distributions paid to common stockholders	$38,830	$28,573

Weighted average number of common shares used for AFFO:
Basic	263,340,491	250,173,815
Diluted	264,022,486	250,381,001

(1)      See FFO calculation on page six for reconciling items.

(2)      Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)      Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

(4)      Diluted AFFO for the quarter ended March 31, 2017 includes AFFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended March 31,	2017	2016	2015	2014	2013

Net income available to common stockholders	$71,586	$63,473	$60,494	$47,179	$62,735
Depreciation and amortization	120,940	107,740	97,852	89,879	67,201
Provisions for impairment	5,433	1,923	2,087	1,683	456
Gain on sales of real estate	(10,532)	(2,289)	(7,218)	(3,878)	(38,559)
Merger-related costs	-	-	-	-	12,030
FFO adjustments allocable to noncontrolling interests	(214)	(218)	(315)	(343)	(175)

FFO	$187,213	$170,629	$152,900	$134,520	$103,688

FFO per diluted share	$0.71	$0.68	$0.68	$0.65	$0.60

AFFO	$201,336	$175,918	$152,121	$132,660	$103,972

AFFO per diluted share	$0.76	$0.70	$0.67	$0.64	$0.60

Cash dividends paid per share	$0.624	$0.588	$0.561	$0.547	$0.514

Weighted average diluted shares outstanding - FFO	263,934,304	250,381,001	225,508,832	207,007,341	172,053,880

Weighted average diluted shares outstanding - AFFO	264,022,486	250,381,001	225,508,832	207,007,341	172,053,880

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2017 and December 31, 2016

(dollars in thousands, except per share data)

	2017	2016
ASSETS	(unaudited)
Real estate, at cost:
Land	$3,832,452	$3,752,204
Buildings and improvements	10,327,309	10,112,212
Total real estate, at cost	14,159,761	13,864,416
Less accumulated depreciation and amortization	(2,075,711)	(1,987,200)
Net real estate held for investment	12,084,050	11,877,216
Real estate held for sale, net	11,790	26,575
Net real estate	12,095,840	11,903,791
Cash and cash equivalents	27,598	9,420
Accounts receivable, net	103,759	104,584
Acquired lease intangible assets, net	1,108,096	1,082,320
Goodwill	15,036	15,067
Other assets, net	71,857	37,689
Total assets	$13,422,186	$13,152,871

LIABILITIES AND EQUITY
Distributions payable	$57,885	$55,235
Accounts payable and accrued expenses	86,638	121,156
Acquired lease intangible liabilities, net	268,486	264,206
Other liabilities	122,078	85,616
Preferred shares subject to mandatory redemption	408,750	-
Line of credit payable	-	1,120,000
Term loans, net	319,200	319,127
Mortgages payable, net	463,332	466,045
Notes payable, net	4,641,094	3,934,433
Total liabilities	6,367,463	6,365,818

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, no shares issued and outstanding as of March 31, 2017 and 16,350,000 issued and outstanding as of December 31, 2016, liquidation preference $25.00 per share	-	395,378
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 273,051,486 shares issued and outstanding as of March 31, 2017 and 260,168,259 shares issued and outstanding as of December 31, 2016	8,987,933	8,228,594
Distributions in excess of net income	(1,952,990)	(1,857,168)
Total stockholders’ equity	7,034,943	6,766,804
Noncontrolling interests	19,780	20,249
Total equity	7,054,723	6,787,053
Total liabilities and equity	$13,422,186	$13,152,871

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
Q1 2017	4.2%	4.7%	3.9%	2.5%	2.4%	5.2%	2.0%	6.1%	1.1%	9.8%

Compound Average Annual Total Return (5)		16.9%		10.9%		10.2%		9.6%		9.5%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)      FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)      Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)      Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)      Price only index, does not include dividends.  Source:  Factset.

(5)      Price only index, does not include dividends.  Source:  Factset.  All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through March 31, 2017, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only